Exhibit F

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated March 29, 2019, with respect to the separate statements of financial position of The Export-Import Bank of Korea as of December 31, 2018 and 2017, and the related separate statements of comprehensive income, changes in equity and cash flows for the years ended December 31, 2018 and 2017, and the related notes (collectively, the “separate financial statements”), included herein, and to the reference to our firm under the heading “Experts” in this prospectus.

/s/ KPMG Samjong Accounting Corp.
KPMG Samjong Accounting Corp.

Seoul, Korea

July 3, 2019